Exhibit 23.2

Consent of Independent Certified Public Accountants

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related prospectus of Nabi Biopharmaceuticals for the registration of 1,500,000 shares of its common stock and to the incorporation by reference therein of our report dated February 4, 2003 with respect to the consolidated financial statements and schedule of Nabi Biopharmaceuticals included in its Annual Report (Form 10-K) for the year ended December 28, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Fort Lauderdale, Florida
August 18, 2003